Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated January 6, 2026 in the Amendment No. 13 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-283297) with respect to the consolidated balance sheets of FG Holdings Limited and its subsidiaries (collectively the “Company”) as of June 30, 2024 and 2025, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2025, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
March 17, 2026	Certified Public Accountants
PCAOB ID No. 1171